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                                                                     Exhibit 23a






CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements of General Growth Properties, Inc. on Forms S-3 (File Nos. 33-90556, 333-11067, 333-15907 and 333-17021) and on Forms S-8 (File Nos. 33-79372, 333-07241 and
333-11237) of our report dated January 10, 1997 on our audit of the Combined Statement of Revenues and Certain Expenses of the Lansing Mall, the Westwood Mall and Lakeview Square Mall for the year ended December 31, 1995 which report is included in this Form 8-K/A of General Growth Properties, Inc. dated February 18, 1997.




COOPERS & LYBRAND L.L.P.

Detroit, Michigan
February 18, 1997